Exhibit 99.1

FOR IMMEDIATE RELEASE

November 7, 2016

For further information contact:

Investor Relations

PR@citizensinc.com

CITIZENS, INC. ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

AUSTIN, TX – November 7, 2016 — Citizens, Inc. (NYSE: CIA) today announced that its Board of Directors has unanimously appointed Geoff Kolander as Chief Executive Officer (CEO).

Kolander, the former Chief Legal Officer and head of Corporate Strategy called the Board’s decision “humbling.” “Citizens’ Board is comprised of proven leaders with proven character,” said Kolander. “For that reason, I have confidence our executive team has the board leadership it needs to make a meaningful impact on the direction of our Company.”

Kolander spent the majority of his Citizens’ legal career reporting directly to its founder, Harold E. Riley, former CEO and Chairman of the Board. Under Harold Riley’s direction as Citizens’ sole Class B shareholder, Kolander briefly held a Citizens’ Board seat from 2007-2008, in an effort to better understand the Company from the board and executive levels.

In June 2016, Kay Osbourn, President and Chief Corporate Officer, assumed the title of Interim CEO when the Board announced it would begin its CEO search.

Kolander went on to say, “I look forward to continuing to work closely with Kay Osbourn and Dave Jorgensen in achieving our strategic objectives currently under way. Citizens is a life insurance company with talented employees, associates and agents. The next stage of our Company will be to sharpen our focus on what we as a team can do to selflessly serve our clients around the world.”

In making its announcement the Board expressed strong support for its selection of Kolander as Citizens’ new CEO and also expressed its collective confidence in Citizens’ executive team.

According to Citizens’ Chairman of the Board, Dr. Robert Sloan, “Geoff Kolander has been an integral part of Citizens for over a decade. Geoff has repeatedly proven himself, by his sound operational judgment, his farsightedness, his business acumen, and his commitment to legal compliance, to be one of the most valuable assets of Citizens. He has effectively worked with all levels of leadership, including the board, the board’s officers, the company’s officers, and the various employment levels, to make sure that we all stay focused on our core commitments and responsibilities. The company’s future continues the promise of our founding business principles and strategies with him as our chief executive officer.”

Dr. Dean Gage, Vice Chairman of Citizens’ Board, said of the Board’s decision, “During my lifetime of leadership roles in large organizations, I have observed and worked with many outstanding leaders of vision, character and integrity. I know leadership when I see it. As a member of Citizen’s Board working with Geoff for over ten years, I have been in a position to carefully evaluate and appreciate his exemplary leadership and his personal courage, perseverance, integrity and character. He has been a strong stabilizing and selfless servant who can now lead Citizen’s into future success. He is clearly and without reservation the right leader for us at this time.”

“My background has been in leadership and developing leaders,” said Coach Grant Teaff, Chairman of Citizens’ Compensation Committee. “Having worked with Geoff Kolander for 10 years, I have been able to observe his development as a person and as a leader. I have been impressed with Geoff’s wisdom, knowledge, toughness and especially his integrity.”

“As a member of the Board I am elated that Geoff accepted the position of CEO at Citizens,” said Dr. Terry Maness, Chairman of Citizens’ Audit Committee. “Geoff has worked tirelessly as a corporate officer and Chief Legal Counsel for Citizens for over 10 years. While his value as a strategic thinker is being acknowledged by the decision the Board has made, the Board is also impressed by the way Geoff has provided leadership within an effective team environment. The combination of Geoff as CEO, Kay Osbourn as President, and Dave Jorgensen as Chief Financial Officer forms a strong leadership team giving the board great confidence in the future direction of Citizens.”

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and the acquisition of other U.S.-based life insurance companies. Citizens Class A common stock closed at $7.88 on November 4, 2016.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2015, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.